EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 1st of June, 2021

CLEARLAKE CAPITAL GROUP, L.P.
By:	/s/ John Cannon
	Name:	John Cannon
	Title:	Attorney-in-Fact
José Enrique Feliciano
By:	/s/ John Cannon
	Name:	John Cannon
	Title:	Attorney-in-Fact
Behdad Eghbali
By:	/s/ John Cannon
	Name:	John Cannon
	Title:	Attorney-in-Fact